EXHIBIT 99.1



[GRAPHIC OMITTED - LOGO]
SPECTRASITE
GETTING NETWORKS ON AIR


CONTACT:        Investor Relations Department
                919-466-5492
                investorrelations@spectrasite.com
                ---------------------------------


            SPECTRASITE REPORTS UNAUDITED FOURTH QUARTER 2003 RESULTS


CARY, NC, FEBRUARY 2, 2004 - SpectraSite, Inc. (NYSE: SSI), one of the largest wireless tower operators in the United States, today reported unaudited results for the fourth quarter ended December 31, 2003.

As previously announced, the Company decided to discontinue its broadcast services division on December 16, 2003. The results of the broadcast services division have been reported separately as discontinued operations in the Company's balance sheets and statements of operations.

The Company has designated the periods prior to January 31, 2003, as "Predecessor Company" and the periods subsequent to January 31, 2003, as "Reorganized Company." As a result of the implementation of fresh start accounting, the financial statements of the Reorganized Company are not comparable to the Predecessor Company's financial statements for prior periods.

Total revenues for the fourth quarter of 2003 were $81.6 million, compared to $74.9 million for the fourth quarter of 2002, representing an increase of 8.9%. Net of the revenues contributed by the 545 SBC towers sold by the Company in February, 2003, revenues increased 16.6% from the fourth quarter of 2002 to the fourth quarter of 2003. Operating income for the fourth quarter of 2003 was $16.6 million, up from an operating loss of $11.8 million for the same period in 2002.

Other expense during the fourth quarter of 2003 was $0.8 million as compared to $1.7 million during the fourth quarter of 2002. Other expense items during the fourth quarter of 2003 primarily related to losses incurred on disposal of property, plant and equipment.

The Company's net loss was $13.6 million for the fourth quarter of 2003 versus a net loss of $60.3 million during the fourth quarter of 2002. The Company's basic net loss per share was $0.29 during the fourth quarter of 2003 as compared to a basic net loss of $0.39 per share during the fourth quarter of 2002.

Adjusted EBITDA increased 29.6% to $41.5 million during the fourth quarter of 2003 from $32.0 million during the same period in the prior year. Net of the contribution from the 545 SBC towers sold by the Company in February, 2003, Adjusted EBITDA increased 45.2% from the fourth quarter of 2002 to the fourth quarter of 2003. Other expense items in the amount of $0.8 million during the fourth quarter of 2003 and $1.7 million during the fourth quarter of 2002 are included in the Company's Adjusted EBITDA calculations.

The Company's presentation of Adjusted EBITDA is based on recent regulations adopted by the Securities and Exchange Commission ("SEC") related to non-GAAP financial measures. The Company defines Adjusted EBITDA for the Reorganized Company as net income (loss) before depreciation, amortization and accretion, interest, income tax expense

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(benefit) and, if applicable, before discontinued operations and cumulative effect of change in accounting principle. For the Predecessor Company, Adjusted EBITDA also excludes gain on debt discharge, reorganization items, and write-offs of investments in and loans to affiliates. The Company uses a different definition of Adjusted EBITDA for the fiscal periods prior to its reorganization to enable investors to view the Company's operating performance on a consistent basis before the impact of the items discussed above on the Predecessor Company. Each of these historical items was incurred prior to, or in connection with, the Company's reorganization and is excluded from Adjusted EBITDA to reflect the results of the Company's core operations. Adjusted EBITDA may not be comparable to a similarly titled measure employed by other companies and is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States.

Net cash provided by operating activities decreased to $29.5 million during the fourth quarter of 2003 as compared to net cash provided by operating activities of $34.8 million during the fourth quarter of 2002 primarily due to normal fluctuations in working capital. Purchases of property and equipment during the fourth quarter of 2003 were $11.6 million, up from $8.8 million for the same period in 2002. Free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, during the fourth quarter of 2003 was $18.0 million as compared to free cash flow of $26.0 during the prior year's period.

At December 31, 2003, the Company had $60.4 million of cash on hand and $639.6 million of long term debt. The Company owned or operated 7,577 towers and in-building sites as of December 31, 2003.


ACQUISITIONS

Under the terms of an amended agreement with affiliates of SBC Communications Inc. ("SBC"), completed on November 14, 2002, the Company agreed to lease or sublease up to 600 SBC towers between May, 2003, and August, 2004, subject to the towers meeting certain requirements. The agreement with SBC provides that the Company will lease or sublease no more than 100 towers per quarter beginning with the second quarter of 2003 and ending in the second quarter of 2004. In the event that the Company leases or subleases fewer than 100 SBC towers in any quarter, the final closing in the third quarter of 2004 may include additional SBC towers necessary to meet the 600 tower commitment. During the fourth quarter of 2003 the Company leased or subleased 56 SBC towers, for which it paid approximately $15.6 million in cash. As of December 31, 2003, the Company was committed to leasing or subleasing an additional 485 SBC towers during 2004.


CONFERENCE CALL INFORMATION

The Company is planning to host a conference call on Thursday, February 26, 2004, at 10:00 a.m. Eastern Standard Time to discuss fourth quarter 2003 results. Dial in information is as follows: 800-261-6483, access code 5108059. A replay of the conference call will be available beginning two hours after the call has ended until March 4, 2004. The replay dial in information is as follows: (800) 642-1687, access code 5108059.


NON-GAAP FINANCIAL MEASURES AND ADDITIONAL INFORMATION

For a discussion of non-GAAP financial measures, including their usefulness to investors and material limitations, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures" included in the Company's SEC filings. Additional information may be found on the Company's website at WWW.SPECTRASITE.COM.

ADJUSTED EBITDA. Adjusted EBITDA for the three months ended December 31, 2003 and 2002, was calculated as follows:


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                                                  REORGANIZED     PREDECESSOR
                                                    COMPANY         COMPANY
                                                  THREE MONTHS   THREE MONTHS
                                                     ENDED           ENDED
                                                  DECEMBER 31,   DECEMBER 31,
                                                      2003           2002
                                                      ----           ----
                               (in thousands)

Net loss                                         $  (13,634)     $(60,293)
Depreciation, amortization and accretion
   Expense                                           25,794        45,580
Interest income                                        (177)         (330)
Interest expense                                     10,435        39,026
Reorganization expense                                   --         2,475
Income tax expense                                    1,486           637
Loss (income) from operations of
   discontinued segment, net of income tax
   expense                                              643         3,578
Loss on disposal of discontinued segment             16,977         1,357
                                                 ----------      --------
Adjusted EBITDA                                  $   41,524      $ 32,030
                                                 ==========      ========


FREE CASH FLOW. Free cash flow for the three months ended December 31, 2003 and 2002, was calculated as follows:

                                     REORGANIZED     PREDECESSOR
                                       COMPANY         COMPANY
                                     THREE MONTHS   THREE MONTHS
                                        ENDED           ENDED
                                     DECEMBER 31,   DECEMBER 31,
                                       2003            2002
                                       ----            ----
                               (in thousands)

Net cash provided by
    operating activities            $  29,540       $ 34,753
Less: Purchases of property
   and equipment                      (11,569)        (8,750)
                                    ---------       --------
Free cash flow                      $  17,971       $ 26,003
                                    =========       ========


ABOUT SPECTRASITE, INC.

SpectraSite, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. At December 31, 2003, SpectraSite owned or operated approximately 10,000 revenue producing sites, including 7,577 towers and in-building sites primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers, including AT&T Wireless, Cingular, Nextel, Sprint PCS, T-Mobile and Verizon Wireless.

SAFE HARBOR

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning the Company's financial outlook, future expectations, financial and operating projections, plans and strategies and the trading markets for its securities. These forward-looking statements are subject to a number of risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to (i) the Company's substantial capital requirements and debt, (ii) market conditions,
(iii) the Company's dependence on demand for wireless communications and related infrastructure, (iv) competition in the communications tower industry, including the impact of technological developments, (v) consolidation in the wireless industry, (vi) future regulatory actions, (vii) conditions in its operating areas and (viii) management's estimates and assumptions included in the Company's 2004 Outlook. These and other important factors are described in more detail in the "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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